Exhibit 10.50

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

(Adrian Adams)

THIS AMENDMENT (this “Amendment”) is entered into this 19th day of December, 2013 (the “Effective Date”), by and between Auxilium Pharmaceuticals, Inc. (the “Company”) and Adrian Adams (“Executive”).

WHEREAS, the Company and Executive entered into an employment agreement dated December 7, 2011 providing for the terms upon which Executive would be an employee of the Company (the “Agreement”);

WHEREAS, Executive currently is employed by the Company as Chief Executive Officer and President of the Company; and

WHEREAS, the Company and Executive desire to amend the Agreement to make certain mutually desired changes on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.              The following new Section 1.9 is added to the Agreement:

“1.9        Equity Compensation.

(a)           Executive was previously granted one or more equity awards which were subject in all respects to the terms of the Company’s 2004 Equity Compensation Plan as amended and restated and as in effect from time to time (the “Equity Plan”) and the agreements evidencing any such awards.

(b)           In addition to Executive’s rights under Section 2.1(b)(iii) and 2.2(b)(iii), and notwithstanding any other equity award agreements previously executed between Company and Executive, upon the occurrence of a Change of Control (as such term is defined in the Equity Plan) while the Executive is “employed by, or providing service to, the Employer” (as such term is defined in the Equity Plan) and the Company is not the surviving corporation or survives only as a subsidiary of another corporation, then any portion of any outstanding time-based vesting equity award that has not yet become vested (and exercisable if applicable) shall automatically accelerate and become fully vested (and exercisable if applicable) as of the date of such Change of Control unless such outstanding time-based vesting equity awards are assumed by, or replaced with comparable equity awards or rights by the surviving corporation (or a parent or subsidiary of the surviving corporation).  Any outstanding equity awards held by Executive at the date of such Change of Control that are subject to performance based vesting conditions shall vest, if at all, in accordance with the terms of the award agreement pursuant to which they were granted.”

2.              The following new subsection (iv) is added to the end of Section 2.1(b) of the Agreement (“Termination Without Cause; Resignation for Good Reason; Non-Renewal Before A Change of Control”):

“(iv)        All outstanding stock options shall remain exercisable until the earlier of the last day of the 12-month period following the date of termination or date on which the stock options would otherwise expire.”

3.              The following new subsection (iv) is added to the end of Section 2.2(b) of the Agreement (“Termination Without Cause; Resignation for Good Reason; Non-Renewal After A Change of Control”):

“(iv)        All outstanding stock options shall remain exercisable until the earlier of the last day of the 12-month period following the date of termination or date on which the stock options would otherwise expire.”

4.              Section 6 of the Agreement (“Non-Competition”) is amended in its entirety as follows:

“6.           Non-Competition.  While Executive is employed at the Employer and for a period of one (1) year after termination of Executive’s employment (for any reason whatsoever, whether voluntary or involuntarily), Executive shall not, without the prior written approval of the Board, whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, directly or indirectly engage in any business or other activity in any geographic place where the Company and or any of its partners or affiliates are selling Company products which competes with the Employer in the sale of the pharmaceutical or other products being manufactured, marketed, distributed or developed by the Employer while Executive is employed by Employer and at the time of termination of such employment.  The foregoing prohibition shall not prevent Executive’s employment or engagement after termination of Executive’s employment by any company or business organization, as long as the activities of any such employment or engagement, in any capacity, do not involve work on matters related to the products being developed, manufactured, or marketed by the Employer at the time of termination of Executive’s employment.  Executive shall be permitted to own securities of a public company not in excess of five percent of any class of such securities and to own stock, partnership interests or other securities of any entity not in excess of five percent of any class of such securities and such ownership shall not be considered to be in competition with the Employer.”

5.              Section 11 of the Agreement (“Recoupment Policy”) is amended in its entirety as follows:

“11.        Executive Subject to Company Policies.

(a)           Executive agrees that Executive shall be subject to any compensation clawback or recoupment policies that may be applicable to Executive as an employee of the Company, as in effect from time to time and as approved by the Board or a duly authorized committee thereof, to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(b)           Executive agrees that Executive shall comply with all rules, regulations, policies and procedures of the Company, as in effect from time to time, including the Company’s Code of Conduct and Insider Trading Policy and any rules or policies that may be adopted by the Company from time to time to restrict or prohibit actual or perceived conflicts of interest.”

6.              In all respects not herein amended, the Agreement shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Amendment as of the date first above written.

AUXILIUM PHARMACEUTICALS, INC.

By:	/s/ Rolf Classon
Name: Rolf Classon
Title: Chairman of the Board of Directors

EXECUTIVE

/s/ Adrian Adams